Exhibit 10.32

David P. Kirchhoff

President and Chief Executive Officer

Email:David.Kirchhoff@weightwatchers.com

November 8, 2011

Via Electronic and Overnight Mail

Bruce Rosengarten

[Redacted]

Dear Bruce:

On behalf of Weight Watchers International, Inc. (the “Company”), I am delighted to confirm our offer of employment to you for the position of President, Asia Pacific. We have been impressed with your abilities and range of potential contributions, and we are looking forward to a rewarding and fruitful collaboration over the next several years.

A summary of your compensation and benefits package, to be further detailed in an employment contract, is attached. To indicate your acceptance of this offer, please sign and date the enclosed acceptance letter and forward it to me at your earliest convenience.

Kind regards,

David Kirchhoff
President and Chief Executive Officer

/s/ David Kirchhoff

Attachments

Weight Watchers International, Inc. – 11 Madison Avenue, 17th Fl., New York, New York 10010 – Phone 212.817-4319 – Fax 212.589-2601

Bruce Rosengarten

November 8, 2011

November 8, 2011—Compensation and Benefits Summary

Title	President, Asia Pacific

Employing Entity	Entity to be determined by the Company. The Company shall have the right to change the employer entity from time to time as it sees fit in connection with your responsibilities or otherwise. You will report to the President and Chief Executive Officer of the Company.

Base Salary	You will receive US$460,000 gross per annum (less lawful deductions) (“Base Salary”).

Pension Contribution	An annual contribution of AU$25,000 to a private pension plan shall be made on your behalf.

Annual Performance Bonus	You will be eligible to earn a bonus in accordance with the Weight Watchers bonus plan. Under the current plan, the bonus target for this position is sixty percent (60%) of Base Salary, which can be over or underachieved, depending on individual and Company performance against pre-defined objectives. Currently, your bonus structure will be based on 25% individual performance and 75% Company performance, with the Company performance portion based on a combination of the performance of the Company overall (25%) and the Asia Pacific business (75%). In order to be eligible to earn any bonus, you must be employed by October 1st of the bonus year and be an active employee on the date of payment.

Incentive Equity Compensation	You will be granted 56,250 non-qualified stock options and 4,688 restricted stock units, each vesting at the rate of twenty percent (20%) per year on each anniversary of your grant date over five (5) years. The grant date will be your start of employment. The exercise price of the stock options will equal the average closing price of the Company’s stock (NYSE:WTW) on the grant date and the four (4) trading days that immediately precede that date. The stock options will expire ten (10) years after the grant date. Your awards are subject to your continued employment and shall be governed by the Company’s stock-based incentive compensation plan documents and relevant agreements.

Relocation Allowances and Costs	Upon your relocation to Singapore or such other location as mutually agreed to by you and the Company, you will be entitled to (i) a cost of living and housing allowance of US$167,676 gross per annum (less lawful deductions), (ii) a car allowance of US$2,195 per month, and (iii) reimbursement for four roundtrip business class airline tickets per year for home leave for yourself and your immediate family, to be paid in accordance with the Company’s policies. You will also be entitled to reimbursement for the reasonable moving costs incurred by you in connection with your relocation.

Weight Watchers International, Inc. – 11 Madison Avenue, 17th Fl., New York, New York 10010 – Phone 212.817-4212 – Fax 212.589-2601

Bruce Rosengarten

November 8, 2011

Health and Medical	You will be provided with reasonable and customary healthcare and medical benefits, with coverage effective from the start of your employment.

Paid Time Off Policy	You will be entitled to a total of 24 days of paid time off (on a pro-rated basis), and Company holidays (subject to local practices).

Post-Termination Benefits	In the event your employment is terminated by the Company other than for Cause (as defined in those certain Terms and Conditions for Employee Stock Awards to be executed in connection with the Incentive Equity Compensation described above), you will receive six (6) months of Base Salary payable in one lump sum upon termination; provided, however, such severance shall not be paid in the event termination results from a change in control of the Company and benefits or others consideration in connection therewith is payable pursuant to a continuity or other agreement with the Company.

Confidentiality, Assignment of Work Product, Non-Competition and Non-Solicitation	Your employment contract will contain customary confidentiality, assignment of work product, non-competition and non-solicitation provisions.

Continuity Agreement	You will be eligible to enter into a “Tier II” continuity agreement with the Company, which will be separately provided to you.

Weight Watchers International, Inc. – 11 Madison Avenue, 17th Fl., New York, New York 10010 – Phone 212.817-4212 – Fax 212.589-2601

David Kirchhoff

President and Chief Executive Officer

Weight Watchers International, Inc.

11 Madison Avenue, 17th Floor

New York, NY 10010

Dear David:

This is to confirm my acceptance of the offer presented to me for the position of President, Asia Pacific, per the offer letter dated November 8, 2011 (the “Letter”). I understand that this offer is conditioned upon (i) receipt by the Company of my acceptance, (ii) an executed employment contract between me and an entity to be determined by Weight Watchers International, Inc. (the “Company”) which reflects and further details the terms contemplated by the Letter and includes other customary employment terms and conditions, and (iii) satisfactory results of the Company’s confirmation of my references.

/s/ Bruce Rosengarten	Date: Nov 11 2011
Bruce Rosengarten

Weight Watchers International, Inc. – 11 Madison Avenue, 17th Fl., New York, New York 10010 – Phone 212.817-4319 – Fax 212.589-2601